Generac Updates Business Outlook for Second Half of 2011

Expects increased residential product demand from recent wide-scale power outages

WAUKESHA, WISCONSIN, (September 26, 2011) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of backup power generation products, reported today that it has updated its business outlook for the second half of fiscal 2011 in response to current market conditions. During the third quarter of 2011, as a result of wide-scale power outages in the Midwest and along the East Coast, the Company experienced a surge in demand for its residential products.

Commenting on recent business conditions, Aaron Jagdfeld, President and Chief Executive Officer of Generac, stated, “The duration and wide spread impact of the most recent outage events around the nation was significant. For Generac, the impact of such severe conditions not only increases the immediate demand for our portable generators, but our experience has been that prolonged outages can drive additional awareness for our home standby generators for a period of 12 to 18 months after an event. As a result, while we expect a significant positive impact on our third quarter financial results, it is also our expectation that we will see elevated demand for our home standby generators in the fourth quarter and into 2012.”

Generac’s previous business outlook for residential products was for shipments to be flat year-over-year in the second half of 2011, assuming no major outage events. As a result of the recent events, the Company now expects that residential product sales in the third quarter of 2011 will increase year-over-year by over 50% driven primarily by portable generator shipments. Additionally, the Company now expects that residential product sales in the fourth quarter of 2011 will increase year-over-year by approximately 15-20% as a result of increased shipments of home standby generators, with demand for these products expected to remain strong into fiscal 2012 in the regions impacted by major outages.

The Company is also reaffirming its guidance of solid double-digit full year growth for commercial and industrial (C&I) products. As previously stated, the second half of 2011 is expected to present more difficult year-over-year comparisons for C&I products, with growth rates decreasing from those experienced in the first half of 2011.

Given the sales mix in the revised outlook, the Company now expects gross margins in the third quarter 2011 to be roughly in-line with gross margin levels in the second quarter 2011, as a heavier mix of portable generator shipments in the third quarter is likely to offset expected gross margin improvements. Fourth quarter 2011 gross margins are expected to sequentially improve from the third quarter due to a sales mix shift towards more home standby generator shipments and the realization of price increases, cost reductions, commodity price moderation and improved overhead absorption.

Operating expenses in the third and fourth quarters of 2011 are expected to increase sequentially as compared to the second quarter of 2011, primarily as a result of additional variable expenses on higher sales volumes together with additional expenses related to incentive compensation. As a percentage of net sales, the Company expects operating expenses in the second half of 2011 to be similar to the second half of 2010 with more operating leverage expected in the third quarter as compared to the fourth quarter.

Overall, the Company expects to see a meaningful increase in earnings for the third quarter of 2011 compared to its previous outlook as a result of these recent events.

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About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac's power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability and cost of quality raw materials and key components used in producing Generac products;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE: Generac Holdings Inc.

Generac Holdings Inc.
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